Exhibit 99.1

Rex Energy Reports Second Quarter 2012 Results

•	Average daily production increased 78% year-over-year and 3% sequentially

•	Average daily production from oil and NGLs reached a record level of 2.7 MBoe/d

•	First Ohio Utica Shale well completed

•	Announcing results of second Butler Marcellus “Super Frac” well

•	Pursuing accretive oil drilling opportunities in Illinois Basin

•	Full year 2012 production guidance increased

•	Production exit rate for 2012 expected to be more than 30% oil and NGLs

STATE COLLEGE, PA, August 7, 2012 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) today announced its second quarter 2012 operational and financial results as well as third quarter 2012 guidance.

Second Quarter Operational and Financial Results

Operating revenues from continuing operations for the three and six months ended June 30, 2012 were $30.3 million and $64.1 million, respectively, which represents an increase of 4% and 23% over the same periods in 2011. Commodity revenues, including cash-settled derivatives, were $33.0 million and $68.3 million for the three and six months ended June 30, 2012, an increase of 13% and 29%, respectively, over the comparable periods of 2011. Commodity revenues from oil and natural gas liquids (NGLs) represented 63% and 64% of total revenues for the three and six months ended June 30, 2012, respectively.

Including the effect of cash-settled derivatives, realized prices for three months ended June 30, 2012 were $89.53 per barrel for oil and condensate, $3.66 for natural gas and $31.61 per barrel for NGLs, which was approximately 34% of the average quoted NYMEX oil price for the second quarter. The realized price for NGLs before the effects of hedging was $30.39 per barrel, which is approximately 33% of the average quoted NYMEX oil price for the second quarter. As previously reported, realized prices for NGLs were pressured in the second quarter of 2012 by continued weakness in the propane market and temporary propane-related factors.

Lease operating expenses (LOE) from continuing operations were $11.0 million, or $1.93 per Mcfe for the quarter, a 22% decrease on a per unit basis compared to the same period in 2011. Strong production from additional Marcellus wells contributed to the decrease along with lower operating costs for wells being placed into service. LOE for the six months ended June 30, 2012 were approximately $20.5 million, or $1.82 Mcfe, which represents a 32% decrease on a per unit basis when compared to the same period in 2011. LOE for the six months ended June 30, 2012 excludes $2.8 million for the retroactive portion of the new Pennsylvania impact fee.

Cash general and administrative (G&A) expenses from continuing operations were $5.4 million for the three months ended June 30, 2012, which represents a 32% decrease compared to the same period in 2011. For the six months ended June 30, 2012, cash G&A expenses from continuing operations were

$10.3 million, a 21% decrease compared to the same period in 2011. The reduction in G&A expenses for the three and six months ended June 30, 2012 as compared to the same periods in 2011 is mainly attributable to legal expenses related to the settlement of a landowner lawsuit in the second quarter of 2011.

Net income from continuing operations for the three months ended June 30, 2012 was $56.2 million, or $1.08 per share. Net income from continuing operations for the six months ended June 30, 2012 was $60.0 million, or $1.18 per share. Loss from discontinued operations for the three months ended June 30, 2012 was $3.1 million, or $0.06 per share and $8.4 million, or $0.16 per share for the six months ended June 30, 2012. EBITDAX from continuing operations, a non-GAAP measure, was $18.0 million for the second quarter and $39.5 million for the first six months of 2012. This was an increase of 29% over the second quarter of 2011 and an increase of 54% over the first six months of 2011. A reconciliation between EBITDAX and GAAP net income, as well as a discussion of the uses of the measure, is presented in the financial highlights attached to this release.

Production Update

As previously announced, second quarter 2012 net production volumes were 62.5 MMcfe/d, consisting of 46.3 MMcfe/d of natural gas and 2.7 MBoe/d of oil and NGLs, an increase of 78% over the second quarter of 2011 and 3% over the first quarter of 2012. Oil and NGLs accounted for 26% of total net production. Production in the quarter was constrained by an estimated 1.2-1.8 MMcfe/d due to involuntary production curtailments in the company’s non-operated area in Westmoreland County, Pennsylvania and unanticipated downtime associated with the startup of the recently-commissioned Bluestone Plant in the Butler Operated Area. Adjusting for these factors, second quarter 2012 net production would have been between 63.7-64.3 MMcfe/d, which is above the midpoint of the company’s previously issued second quarter production guidance.

Second Quarter Capital Investments

During the second quarter of 2012, the company made capital investments of approximately $59.1 million, of which $37.9 million was used to fund Marcellus and Utica operations, $15.5 million was spent on leasing in the Marcellus and Utica shale operating areas, $5.1 million was used to fund water flood enhancement and ASP projects in the Illinois Basin, and $0.6 million was capitalized interest. The Marcellus and Utica capital investment funded the drilling of seven gross (5.2 net) wells, fracture stimulation of six gross (4.5 net) wells, placing six gross (4.2 net) wells into service and other projects related to drilling and completing wells in the Marcellus region. A detailed land and leasing update is given below.

Operational Update

Note: Unless specifically stated otherwise in this operational update, all numbers are gross.

Appalachian Basin – Butler Operated Area, Pennsylvania

In the Butler Operated Area, the company has drilled nine gross (6.3 net) wells year-to-date, with 11.0 gross (6.6 net) wells fracture stimulated and 12.0 gross (7.3 net) wells placed into sales. The company currently has 14.0 gross (9.8 net) wells drilled and awaiting completion.

The company previously completed the Behm #1H with a lateral length of 3,900’ utilizing its “Super Frac” design of Reduced Cluster Spacing (RCS) with a 26 stage fracture stimulation. As of June 30, 2012, and after being on production for a one year period of time, the well had an EUR that was trending in line with the ~8 BCFE type curve established by the company’s other “Super Frac” well, the Drushel #3H. In addition, the company has completed two additional wells on the Carson pad using the “Super Frac” design. The two wells, which were placed into service in the second quarter of 2012, produced at an average 5-day rate of 4.9 MMcfe/d, an average 30-day rate of 3.8 MMcfe/d and an average 45-day rate of 3.7 MMcfe/d.

The 2-well Pallack pad and 2-well Plesniak pad are expected to be completed in the third quarter of 2012. Both the Pallack and Plesniak pads will be completed utilizing the company’s “Super Frac” design.

In addition, all five Marcellus wells on the Gilliland pad have been completed and placed into service under restricted rates. The five wells produced at a rate as high as 19.0 MMcfe/d during periods of consistent 24-hour flow. The connection of the Gilliland pad also included the Gilliland #11HB (2,700’ lateral), the company’s first Upper Devonian Burkett test well, which has been shut-in since its initial test rate. Following the shut-in, the Gilliland #11HB produced at a restricted rate of 3.2 MMcfe/d, consisting of 117 bbls/d of NGLs and 4 bbls/d of condensate, or 23% liquids content, excluding ethane. The Gilliland #11HB has experienced a 16% increase in liquids content as compared to Marcellus wells in the same area. With ethane extraction included, the Gilliland #11HB is estimated to yield 335 bbls/d of liquids. When condensate production is considered along with the ethane content, the liquids yield would rise to an estimated 43% of the production stream.

Looking forward, the company intends to drill both a Super Rich Marcellus, or increased liquids content, test well and its second Upper Devonian Burkett test well by the end of the year. The company also intends to frac one of its legacy vertical wells to test the gas quality and liquids potential of the Rhinestreet formation.

For a full list of wells and well status, please see the company’s updated corporate presentation, which is available at www.rexenergy.com under the “Events and Presentations” menu of the Investor Relations tab.

	Total Operated Area – Butler County, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
YTD	9	11	12	14
FY 2012 Forecast	20	19	19	18

In the second quarter, the company began drilling its second Utica well in the Butler Operated Area, the Hufnagel #1H. The well reached TD in July 2012 and is expected to be completed in the first half of 2013. The company’s first Utica well in Butler County, the Cheeseman 1H, was placed into service in the first quarter of 2012. As previously announced, the Cheeseman 1H tested at an initial 24-hour rate of 9.2 MMcf/d, a 30 day rate of 5.3 MMcf/d, a 60-day rate of 4.1 MMcf/d, and a 120-day rate of 3.7 MMcf/d.

During the quarter, Rex Energy and its partners in Keystone Midstream Services, LLC (Keystone) closed on the sale of Keystone to a subsidiary of MarkWest Energy Partners L.P. (MarkWest). The sale included two cryogenic gas processing plants (Sarsen and Bluestone), with a combined 90 MMcf/d of capacity, a gas gathering system and associated field compression in Butler County, Pennsylvania. Simultaneous with the closing of the sale, affiliates of Rex Energy and its non-operating partner, Sumitomo Corporation, entered into a new, long-term gathering, processing and NGL fractionation arrangement with MarkWest.

The Bluestone cryogenic processing plant located in Butler County, Pennsylvania was commissioned in the second quarter of 2012. During the month of June, the company’s average inlet volume to the two cryogenic facilities was approximately 50.4 MMcf/d, which was lower than expected primarily due to commissioning and maintenance of the plants. As previously announced, the company experienced an extended commissioning of the Bluestone depropanizer during the second quarter of 2012 and experienced intermittent maintenance issues related to the same depropanizer in July. We believe these issues have been resolved and the total combined throughput has averaged 56.0 MMcf/d over a recent 5 day period.

Appalachian Basin – Warrior Prospect, Carroll County, Ohio

Rex Energy completed the drilling of its first Ohio Utica well, the Brace #1H, located in Carroll County in May 2012, reaching a total measured depth of 12,332 feet with a lateral length of approximately 4,170 feet. Fracture stimulation was completed in June 2012 with 17 stages. The well has been shut-in since completion to allow for the dissipation of frac water before flowing the well back. The company anticipates first sales in September 2012 and expects to provide an update during the third quarter conference call.

Warrior South Prospect – Guernsey, Noble & Belmont Counties, Ohio

The company spud the first of three wells in the Warrior South Prospect, the Guernsey #1H, in July 2012 and expects to complete drilling of all three wells in the third quarter of 2012. Fracture stimulation for one of the wells is currently scheduled for the fourth quarter of this year. Rex Energy is working with midstream providers to secure wet gas transportation and processing capacity to support its Warrior South development.

	Total Operated Area – Ohio Utica Shale
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
FY 2012 Forecast	4	2	1	2

Appalachian Basin – Westmoreland, Clearfield and Centre Counties, Pennsylvania

In the company’s non-operated area in Westmoreland, Clearfield and Centre Counties, Pennsylvania, where WPX serves as the operator, the combined average production for the last 5-days was 64.6 MMcfe/d. For the month of June, the average production rate in the combined non-operated regions was approximately 65.6 MMcf/d. The company continues to experience some involuntary production curtailments in the non-operated areas due to pipeline takeaway curtailments.

Total Non-Operated Area – Westmoreland, Clearfield, and Centre Counties, PA
	Wells Drilled	Wells Fracture Stimulated	Wells Placed Into Service	Wells Awaiting Completion
YTD	5	0	0	9
FY 2012 Forecast	5	0	0	9

Illinois Basin – ASP Project Update

Rex Energy commenced ASP flooding of the Perkins-Smith project during the quarter. The company expects to see an initial response from the flooding in the second quarter of 2013 and peak response in the fourth quarter of 2013. In the high impact Delta Unit, the company commenced drilling the pattern wells in the second quarter of 2012 and will continue drilling during the third quarter. The company continues to perform core flood work in the Delta Unit and expects to be able to book proved reserves for the project as early as year-end 2012. Full ASP injection in the Delta Unit is still on schedule to begin in the second quarter of 2013 with initial response anticipated in 2014. Peak response at an estimated 13% of pore volume recovery is currently expected to occur in mid-2015, at approximately 1,000 gross BOPD. For the second quarter of 2012, the Middagh ASP pilot averaged 50.1 gross BOPD. The pilot continues to support the 2011 year-end proved reserves booking of 13% of pore volume recoveries. The company believes the ASP projects have the potential to double Lawrence Field production by the end of 2015.

Illinois Basin Conventional

As part of Rex Energy’s continued focus on growing liquids production, our technical teams have identified a number of re-completions and infill drilling opportunities in Gibson and Posey Counties, Indiana. The company currently plans to drill seven new wells, and recomplete seven existing producers in this area. Approximately $7 million of capital has been allocated to these projects and the company estimates that they could add an incremental 250-400 gross BOPD by the end of 2012. The company continues to evaluate additional liquids opportunities within its existing fields throughout the basin.

Appalachian Basin – Land Update

The company increased its acreage position by approximately 1,900 net Marcellus acres during the second quarter bringing its total position to approximately 70,300 net acres. Approximately 200 net acres were located within the Butler Operated Area bringing its Butler position to approximately 46,000 net acres. In addition, approximately 1,400 net acres were added in the company’s Westmoreland non-operated region. Approximately $2.4 million was spent on leasing in the Marcellus areas during the second quarter.

The company has closed on another 400 acres within the Warrior Prospect (Carroll County, Ohio) bringing its total acreage position to approximately 15,400 acres. The company is continuing to actively lease in the area. The company has closed on an additional 300 net acres (400 gross) within the Warrior South Prospect (Guernsey, Noble & Belmont Counties, Ohio) in its Joint Development Area with MFC Drilling, Inc. (“MFC”) and ABARTA Oil & Gas Co., Inc. bringing its position to approximately 3,100 net acres. The company is continuing to actively lease in these areas.

The new lease acquisitions that closed in the second quarter bring the company’s Warrior Prospects Ohio acreage position to approximately 18,500 net acres. The company expects to reach approximately 20,000 net acres, including currently signed leases pending title and leases being negotiated, by year-end. The 20,000 net acres is prospective for the Utica Shale in what the company believes to be the “wet” corridor of Ohio.

Of the total $12.9 million spent in Ohio during the second quarter, $7.7 million was attributable to secondary lease bonus payments required under the terms of certain leases.

Niobrara Asset Divestiture

The company continues to evaluate potential divestiture and other strategic opportunities for its Niobrara assets. As previously announced, the company does not expect to allocate any capital to this region for the remainder of 2012.

Third Quarter and Full Year 2012 Guidance

Rex Energy is providing guidance for the third quarter and updated guidance for full year 2012 ($ in millions):

	3Q2012	Full Year 2012
Production	73 – 76 MMcfe/d	68 – 73 MMcfe/d
Lease Operating Expense	$11 - $13	$46 - $50
Cash G&A	$6 - $7	$20 - $24
Capital Expenditures*	—	$180

*	Land acquisition expense is not included in the capital expenditures budget

Estimated production has been increased to 70.5 MMcfe/d at the midpoint compared to previous guidance of 69.5 MMcfe/d at the midpoint. This 1.4% increase reflects continued strong results from the Butler Operated Area and additional developmental oil drilling in the Illinois Basin. The company expects its 2012 production exit rate to be comprised of more than 30% oil and NGLs.

Lease operating expenses trended slightly lower than expected during the first half of 2012 primarily due to lower compression costs and other operational efficiencies in the Butler Operated Area. As a result, the company has slightly decreased its guidance and tightened the range for full year LOE.

Capital expenditures for full year 2012 are now expected to be $180 million. The increase is attributable to the addition of select high rate of return developmental oil drilling projects in the Illinois Basin, incremental costs related to the enhanced “Super Frac” design used in the Butler Operated Area, and additional investments in the company’s growing water transfer subsidiary.

Conference Call Information

Management will host a live conference call and webcast on Wednesday, August 8, 2012 at 10:00 a.m. ET to review second quarter 2012 financial results and operational highlights. All financial results included in this release and discussed on the second quarter conference call will remain subject to our independent auditor’s review. The telephone number to access the conference call is (877) 849-6312. Presentation slides containing reference materials for the call and webcast will be available on the company’s website, www.rexenergy.com, under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through September 9, 2012.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the company’s financial guidance and projections for third quarter and full year 2012, timing and nature of Marcellus and Utica Shale development plans, planned testing of Upper Devonian Rhinestreet and “Super Rich” Marcellus prospects, drilling and completion schedules for 2012 for the company and its operating partners, anticipated fracture stimulation activities, estimates of EURs and ethane yields, timing of sales and procurement of gathering and processing capacity, anticipated timing for results of the Brace #1H, leasing plans, the ASP pilot and expansion plans in the Illinois Basin, and anticipated developments and timing with respect to the potential divestiture of the company’s Niobrara assets are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements typically contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words and are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties. There is no assurance that these goals and projections can or will be met and investors are cautioned not to rely on these forward-looking statements. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity;

•	uncertainties relating to the potential divestitures of the Niobrara assets, including the ability to reach agreements with potential purchasers on terms acceptable to the company; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Chief Executive Officer

(814) 278-7215

tstabley@rexenergycorp.com

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergy.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and per Share Data)

	June 30, 2012 (unaudited)	December 31, 2011
ASSETS
Current Assets
Cash and Cash Equivalents	$15,583	$11,796
Accounts Receivable	16,528	17,717
Short-Term Derivative Instruments	12,596	10,404
Assets Held for Sale	10,417	24,808
Inventory, Prepaid Expenses and Other	992	1,191

Total Current Assets	56,116	65,916
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	416,929	349,938
Unevaluated Oil and Gas Properties	152,134	123,241
Other Property and Equipment	47,823	43,542
Wells and Facilities in Progress	76,370	66,548
Pipelines	6,334	4,408

Total Property and Equipment	699,590	587,677
Less: Accumulated Depreciation, Depletion and Amortization	(126,307)	(107,433)

Net Property and Equipment	573,283	480,244
Deferred Financing Costs and Other Assets – Net	2,836	3,405
Equity Method Investments	16,800	41,683
Long-Term Deferred Tax Asset	—	1,727
Long-Term Derivative Instruments	6,091	8,576

Total Assets	$655,126	$601,551

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$24,084	$41,558
Income Tax Payable	23,986	0
Accrued Expenses	24,126	15,682
Short-Term Derivative Instruments	269	2,363
Current Deferred Tax Liability	4,003	2,141
Liabilities Related to Assets Held for Sale	188	1,622

Total Current Liabilities	76,656	63,366
Senior Secured Line of Credit and Long-Term Debt	130,555	225,138
Long-Term Derivative Instruments	1,076	1,275
Long-Term Deferred Tax Liability	4,038	84
Other Deposits and Liabilities	3,894	744
Asset Retirement Obligation	23,611	18,670

Total Liabilities	$239,830	$309,277
Commitments and Contingencies
Stockholders’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 52,768,412 shares issued and outstanding on June 30, 2012 and 44,859,220 shares issued and outstanding on December 31, 2011	52	44
Additional Paid-In Capital	448,486	376,843
Accumulated Deficit	(33,781)	(84,888)

Rex Energy Stockholders’ Equity	414,757	291,999
Noncontrolling Interests	539	275

Total Stockholders’ Equity	415,296	292,274

Total Liabilities and Stockholders’ Equity	$655,126	$601,551

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$27,699	$28,252	$59,181	$50,827
Field Services Revenue	2,514	711	4,820	1,237
Other Revenue	44	58	89	104

TOTAL OPERATING REVENUE	30,257	29,021	64,090	52,168
OPERATING EXPENSES
Production and Lease Operating Expense	10,972	7,918	23,272	15,066
General and Administrative Expense	5,774	8,462	11,185	14,142
Loss on Disposal of Assets	69	441	95	458
Impairment Expense	273	208	3,066	549
Exploration Expense	1,213	88	2,305	1,900
Depreciation, Depletion, Amortization and Accretion	10,884	6,121	20,686	11,879
Field Services Operating Expense	1,265	561	2,721	1,019
Other Operating Expense (Income)	(33)	(50)	294	(62)

TOTAL OPERATING EXPENSES	30,417	23,749	63,624	44,951
INCOME (LOSS) FROM OPERATIONS	(160)	5,272	466	7,217
OTHER INCOME (EXPENSE)
Interest Expense	(1,322)	(247)	(2,803)	(549)
Gain on Derivatives, Net	3,642	7,692	11,081	614
Other Income	92,731	32	92,737	20
Income (Loss) on Equity Method Investments	(3,430)	6	(3,564)	(270)

TOTAL OTHER INCOME	91,621	7,483	97,451	(185)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	91,461	12,755	97,917	7,032
Income Tax Expense	(35,268)	(4,958)	(37,899)	(2,767)

INCOME FROM CONTINUING OPERATIONS	56,193	7,797	60,018	4,265
Loss From Discontinued Operations, Net of Income Taxes	(3,050)	(4,313)	(8,405)	(8,384)

NET INCOME (LOSS)	53,143	3,484	51,613	(4,119)
Net Income (Loss) Attributable to Noncontrolling Interests	222	44	322	(58)

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$52,921	$3,440	$51,291	$(4,061)

Earnings per common share:
Basic – Net Income From Continuing Operations Attributable to Rex Common Shareholders	$1.08	$0.18	$1.18	$0.10
Basic – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	(0.06)	(0.10)	(0.16)	(0.19)

Basic – Net Income (Loss) Attributable to Rex Common Shareholders	$1.02	$0.08	$1.02	$(0.09)

Basic – Weighted Average Shares of Common Stock Outstanding	52,009	43,880	50,654	43,871
Diluted – Net Income From Continuing Operations Attributable to Rex Common Shareholders	$1.06	$0.18	$1.16	$0.10
Diluted – Net Loss From Discontinued Operations Attributable to Rex Common Shareholders	(0.06)	(0.10)	(0.16)	(0.19)

Diluted – Net Income (Loss) Attributable to Rex Common Shareholders	$1.00	$0.08	$1.00	$(0.09)

Diluted – Weighted Average Shares of Common Stock Outstanding	52,876	44,451	51,567	44,432

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONS HIGHLIGHTS

(Unaudited)

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2012	2011	2012	2011
Oil and gas sales (in thousands):
Oil sales	$15,223	$16,473	$32,323	$32,047
Natural gas sales	10,152	9,068	21,425	14,734
Natural gas liquid sales	2,324	2,711	5,433	4,046
Cash-settled derivatives:
Crude oil	(75)	(496)	(286)	(643)
Natural gas liquids	93	—	93	—
Natural gas	5,278	1,338	9,275	2,856

Total oil and gas sales including cash settled derivatives	$32,995	$29,094	$68,263	$53,040

Production during the period:
Oil (Bbls)	169,194	166,346	341,391	338,008
Natural gas (Mcf)	4,216,175	1,899,727	8,325,347	3,184,395
Natural gas liquids (Bbls)	76,465	49,675	139,960	77,008

Total (Mcfe)(a)	5,690,129	3,195,853	11,213,453	5,674,491

Production – average per day:
Oil (Bbls)	1,859	1,828	1,876	1,867
Natural gas (Mcf)	46,332	20,876	45,744	17,593
Natural gas liquids (Bbls)	840	546	769	425

Total (Mcfe)(a)	62,529	35,120	61,614	31,351

Average price per unit:
Realized crude oil price per Bbl – as reported	$89.97	$99.03	$94.68	$94.82
Realized impact from cash settled derivatives per Bbl	(0.44)	(2.98)	(0.84)	(1.90)

Net realized price per Bbl	$89.53	$96.05	$93.84	$92.92

Realized natural gas price per Mcf – as reported	$2.41	$4.77	$2.57	$4.63
Realized impact from cash settled derivatives per Mcf	1.25	0.70	1.12	0.90

Net realized price per Mcf	$3.66	$5.47	$3.69	$5.53

Realized natural gas liquids price per Bbl – as reported	$30.39	$54.58	$38.82	$52.54
Realized impact from cash settled derivatives per Bbl	1.22	—	0.66	—

Net realized price per Bbl	$31.61	$54.58	$39.48	$52.54

LOE/Mcfe(b)	$1.93	$2.48	$1.82	$2.66

(a)	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
(b)

For the six months ended June 30, 2012, excludes the retroactive accrual of Pennsylvania Impact fee, which equates to approximately $0.25 per Mcfe and includes the accrual for current year Pennsylvania Impact fee, which equates to approximately $0.10 per Mcfe.

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITIONS(1)

	2012	2013	2014
Oil Derivatives (Bbl)
Collar Contracts
Volume	300,000 Bbls	540,000 Bbls	—
Ceiling	$111.08	$112.56	$—
Floor	$68.39	$72.44	$—
Collar Contracts with Short Puts
Volume	—	—	192,000 Bbls
Ceiling	$—	$—	$106.25
Floor	$—	$—	$80.00
Short Put	$—	$—	$65.00
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	2,880,000 Mcf	5,970,000 Mcf	1,200,000 Mcf
Price	$4.06	$3.82	$3.42
Swaption Contracts
Volume	300,000 Mcf	—	—
Price	$5.25	$—	$—
Collar Contracts
Volume	1,500,000 Mcf	3,360,000 Mcf	2,400,000 Mcf
Ceiling	$5.89	$5.68	$4.45
Floor	$4.70	$4.77	$3.52
Put Contracts
Volume	—	2,640,000 Mcf	—
Floor	$—	$5.00	$—
Collar Contracts with Short Puts
Volume	1,320,000 Mcf	1,920,000 Mcf	—
Ceiling	$5.13	$5.08	$—
Floor	$4.48	$4.38	$—
Short Put	$3.66	$3.53	$—
Call Contracts
Volume	—	—	600,000 Mcf
Ceiling	$—	$—	$5.00
Natural Gas Liquids (Bbls)
Swap Contracts
Volume	54,000 Bbls	108,000 Bbls	—
Price	$43.26	$43.26	$—

(1)	Hedging position as of August 1, 2012

The following table has been added to provide clarification on the components of Gain on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(75)	$(496)	$(287)	$(643)
Natural Gas Liquid Derivatives	93	—	93	—
Natural Gas Derivatives	5,278	1,339	9,275	2,856

Total Realized Gains from Financial Derivatives	$5,296	$843	$9,081	$2,213
Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$5,912	$6,127	$3,559	$(1,122)
Natural Gas Liquid Derivatives	1,144	—	1,144	—
Natural Gas Derivatives	(8,710)	722	(2,703)	(477)

Total Unrealized Gains (Losses) from Financial Derivatives	$(1,654)	$6,849	$2,000	$(1,599)

Gain on Derivatives, net	$3,642	$7,692	$11,081	$614

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash and one-time charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net income (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income From Continuing Operations	$56,193	$7,797	$60,018	$4,265
Net (Income) Loss Attributable to Noncontrolling Interests	(222)	(44)	(322)	58

Income From Continuing Operations Attributable to Rex Energy	55,971	7,753	59,696	4,323
Add Back Retroactive Portion of New Pennsylvania Impact Fee	0	0	2,809	0
Add Back Depletion, Depreciation, Amortization and Accretion	10,884	6,121	20,686	11,879
Add Back Non-Cash Compensation Expense	362	540	841	1,000
Add Back Interest Expense	1,322	247	2,803	549
Add Back Impairment Expense	273	208	3,066	549
Add Back Exploration Expenses	1,213	88	2,305	1,900
Add Back (Less) Loss (Gain) on Disposal of Assets(a)	(92,679)	441	(92,653)	458
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	1,654	(6,849)	(2,000)	1,599
Less Non-Cash Portion of Noncontrolling Interests	(18)	(29)	(60)	(104)
Add Back Income Tax Expense	35,268	4,958	37,899	2,767
Add Back Equity Method EBITDAX	3,709	392	4,121	701

EBITDAX From Continuing Operations	$17,959	$13,870	$39,513	$25,621
Net Loss From Discontinued Operations	$(3,050)	$(4,313)	$(8,405)	$(8,384)
Add Back Depletion, Depreciation, Amortization and Accretion	0	40	0	160
Add Back Non-Cash Compensation Expense	2	16	12	27
Add Back Impairment Expense	4,681	6,289	12,951	11,255
Add Back Exploration Expenses	149	150	481	1,314
Add Back Loss on Disposal of Assets	0	0	144	0
Less Income Tax Benefit	(2,123)	(2,743)	(5,860)	(5,265)

Add EBITDAX From Discontinued Operations	$(341)	$(561)	$(677)	$(893)

EBITDAX (Non-GAAP)	$17,618	$13,309	$38,836	$24,728

(a)	Includes gain on sale of Keystone Midstream Services, LLC of approximately $92.7 million for the three and six months ended June 30, 2012.

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s income from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income From Continuing Operations Before Income Taxes, as reported	$91,461	$12,755	$97,917	$7,032
Add Back Retroactive Portion of PA Impact Fee	—	—	2,809	—
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	1,654	(6,849)	(2,000)	1,599
Add Back Impairment Expense	273	208	3,066	549
Add Back Dry Hole Expense	52	—	306	7
Add Back Non-Cash Compensation Expense	362	540	841	1,000
Add Back (Less) (Gain) Loss on Disposal of Assets (a)	(92,679)	441	(92,653)	458
Add Back (Less) Loss (Income) Attributable to Noncontrolling Interests	(222)	(44)	(322)	58

Income Before Income Taxes, adjusted	$901	$7,051	$9,964	$10,703
Less Income Taxes, adjusted (b)	349	2,750	3,866	4,174

Net Income From Continuing Operations Comparable to Analyst Estimates	$552	$4,301	$6,098	$6,529
Basic Net Income Comparable to Analyst Estimates per Share	$0.01	$0.10	$0.12	$0.15
Basic – Weighted average shares of common stock outstanding	52,009	43,880	50,654	43,871

(a)	Includes gain on sale of Kingstone Midstream Services, LLC of approximately $92.7 million for the three and six months ended June 30, 2012.
(b)	Income tax adjustment represents effective tax rate for the period.